EXHIBIT 1.A.(5)

                     SPECIMEN VARIABLE LIFE INSURANCE POLICY

                      PHOENIX MUTUAL LIFE INSURANCE COMPANY

           Home Office: One American Row, Hartford, Connecticut 06115

           Insured :    John Doe              45 Male     : Issue Age and Sex
     Policy Number :    0000001          Aug. 1, 1985     : Policy Date
Target Face Amount :    $50,000          Aug. 1, 2035     : Policy Maturity Date

Dear Policyowner:

We agree to pay the benefits of this policy in accordance with its provisions. It is important to us that you are satisfied with your policy and that it meets your insurance goals. For service or information on this policy, contact the agent who sold the policy, any of our agency offices, or our Investment Products Division at the following address:

         Phoenix Mutual Life Insurance Company
         Investment Products Division
         One American Row
         Hartford, Ct.  06115

RIGHT TO CANCEL. You have a right to return this policy. If for any reason you are not satisfied with this policy, you may return it to us at our Investment Products Division before the later of:

         1.       10 days after the policy is delivered to you; or
         2.       10 days after a Notice of Right to Cancel is delivered to you;
                  or
         3.       45 days after Part 1 of the application is signed;

for a refund of:

         1.       the policy value less debt, if any; plus
         2. any monthly deductions, partial surrender fees, and other charges made under the policy.

The policy value and debt will be determined as of the nearest valuation date coincident with or following the date we receive the returned policy at our Investment Products Division.

Signed for Phoenix Life Insurance Company at its Home Office in Hartford, Connecticut.

                                                 Sincerely yours,
        Secretary                                President

                                    Registrar

                         Variable Life Insurance Policy

The death benefit and other values provided by this policy are based on the rates of investment experience of the underlying sub-accounts. Thus, the death benefit and other values may increase or decrease in amount. See Part 5 for a description of how the death benefit is determined.

                          Eligible for Annual Dividends

                                  SCHEDULE PAGE

                                BASIC INFORMATION

           Insured     John Doe            45 - Male     : Issue Age and Sex
     Policy Number     0000001          Jan. 1, 1986     : Policy Date
Target Face Amount     $50,000          Jan. 1, 2035     : Policy Maturity Date*

OWNER: John Doe

BENEFICIARY:  AS STATED ON THE APPLICATION OR LATER CHANGED

RISK CLASSIFICATION: MALE SMOKER

ISSUE PREMIUM: $21,191.27

                               SUB-ACCOUNT CHARGES
                               -------------------
MAXIMUM DAILY MORTALITY AND EXPENSE RISK CHARGE: 0.00001370 (BASED ON ANNUAL
                                                 RATE OF 0.50%)

MAXIMUM DAILY TAX CHARGE: 0 OR SUCH GREATER AMOUNT AS MAY BE ASSESSED AS A
                          RESULT OF A CHANGE IN TAX LAWS

                                 POLICY CHARGES
                                 --------------

MONTHLY DEDUCTION: INCLUDES COST OF INSURANCE AS DESCRIBED IN PART 2 AND
                   REPAYMENT OF ACQUISITION EXPENSE ALLOWANCE OF $1,801.20 PRORATED MONTHLY OVER FIRST 10 POLICY YEARS.

                                   OTHER RATES
                                   -----------

LOAN INTEREST RATE:   8.00%

LOAN ACCOUNT ACCUMULATION RATE:   7.25%

               SUB-ACCOUNT ALLOCATION SCHEDULE ON THE POLICY DATE:
               ---------------------------------------------------

                                                                    MONTHLY
         SUB-ACCOUNT**`               PREMIUMS                     DEDUCTIONS***

         MONEY MARKET                         50     %             PROPORTIONATE
                                      ----------------
         STOCK                                50     %             PROPORTIONATE
                                      ----------------
         BOND                                        %             NONE
                                      ----------------
         TOTAL-VEST                                  %             NONE
                                      ----------------
         ZERO COUPON BOND A                          %             NONE
                                      ----------------
         ZERO COUPON BOND B                          %             NONE
                                      ----------------


  * THE POLICY MATURITY DATE IS THE LATEST DATE THAT THE POLICY WILL TERMINATE EVEN IF PREMIUMS ARE PAID IN SUFFICIENT AMOUNTS TO MAKE ALL REQUIRED MONTHLY DEDUCTIONS. ANY SURRENDER VALUE ON THE MATURITY DATE WILL BE PAID TO YOU AS PROVIDED IN THE SECTION ENTITLED POLICY MATURITY LOCATED IN PART 4: LIFETIME BENEFITS.

**   SEE NEXT PAGE FOR DESCRIPTION OF SUB-ACCOUNTS

*** SEE PART 1 FOR DEFINITION OF PROPORTIONATE. SUB-ACCOUNTS MARKED "NONE" WILL BE CHARGED WITH A PORTION OF THE MONTHLY DEDUCTION ONLY IF THE SUB-ACCOUNTS MARKED PROPORTIONATE ARE NOT SUFFICIENT TO MAKE THE FULL MONTHLY DEDUCTION.

                         Date Prepared: January 1, 1986
                                        ---------------

     Insured :    John Doe                           00000001: Policy Number

                           DESCRIPTION OF SUB-ACCOUNTS


MONEY MARKET               The investment objective of the MONEY MARKET
                           sub-account is to provide maximum current income consistent with capital preservation and liquidity.

STOCK The investment objective of the STOCK sub-account is to achieve intermediate and long-term growth of capital, with income as a secondary consideration.

BOND The primary investment objective of the BOND sub-account is to seek high current income. It is intended that this sub-account will invest primarily in diversified portfolio of high yield fixed income securities. Capital growth is a secondary objective which will also be considered when consistent with the objective of high current income.

TOTAL-VEST                 The investment objective of the TOTAL-VEST
                           sub-account is to realize as high a level of the total return over an extended period of time as is considered consistent with prudent investment risk.

ZERO COUPON BOND           The investment objective of the ZERO COUPON BOND is
                           to obtain safety of capital and income through investment in and appreciation of fixed portfolios consisting of dept obligations of the United States of America with fixed maturities of approximately three (Zero Bond I) and five Zero Bond II) years after the initial creation of the Series. Additional portfolios of debt obligations with fixed maturities may be offered in the future.

                               Sub-account                         Maturity Date

                           ZERO COUPON BOND I                       01/01/1989
                           ZERO COUPON BOND II                      01/01/1991

                         Date Prepared: January 1, 1986
                                        ---------------

    Insured :          John Doe                0000001     : Policy Number

    Risk
    Classification :   Male-Smoker


                     TABLE OF DEATH BENEFIT ADJUSTMENT RATES

This table shows the death benefit adjustment rates on each policy anniversary based on the insured's attained age on that anniversary. Adjustment rates between anniversaries are calculated by monthly interpolation between the rates for the immediately preceding and immediately following anniversaries.

The death benefit during each policy month after the first is equal to the cash value on the Monthly Calculation Day (determined without regard to the monthly deduction for that policy month) multiplied by the death benefit adjustment rate for that month. See Part 5.



Attained                  Attained                  Attained
  Age*       Rate           Age*       Rate           Age*       Rate
   45      2.57864           65      1.55602           85      1.17301
   46      2.50361           66      1.52603           86      1.16196
   47      2.43164           67      1.49756           87      1.15092
   48      2.36262           68      1.47046           88      1.13953
   49      2.29637           69      1.44457           89      1.12754

   50      2.23283           70      1.41979           90      1.11442
   51      2.17170           71      1.39612           91      1.09949
   52      2.11332           72      1.37357           92      1.08190
   53      2.05747           73      1.35222           93      1.06050
   54      2.00418           74      1.33215           94      1.03393

   55      1.95340           75      1.31334           95      1.00000
   56      1.90499           76      1.29583
   57      1.85883           77      1.27946
   58      1.81472           78      1.26405
   59      1.77253           79      1.24937

   60      1.73209           80      1.23529
   61      1.69336           81      1.22174
   62      1.65637           82      1.20871
   63      1.62114           83      1.19625
   64      1.58770           84      1.18438

*Attained age is defined in Part 1.

                         Date Prepared: January 1, 1986
                                        ---------------

     Insured :          John Doe              0000001     : Policy Number

     Risk
     Classification :   Male-Smoker


               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK



Attained                  Attained                 Attained
  Age*       Rate           Age*       Rate          Age*        Rate
   45       .5225           65       3.0242           85      14.5167
   46       .5692           66       3.2975           86      15.4817
   47       .6200           67       3.5842           87      16.4217
   48       .6734           68       3.8792           88      17.4475
   49       .7334           69       4.1934           89      18.4600
   50       .7917           70       4.5400           90      19.4742
   51       .8700           71       4.9242           91      20.5100
   52       .9517           72       5.3609           92      21.6109
   53      1.0450           73       5.8525           93      23.0250
   54      1.1500           74       6.3884           94      24.8459
   55      1.2617           75       6.9809
   56      1.3825           76       7.5917
   57      1.5075           77       8.2100
   58      1.6409           78       8.8259
   59      1.7792           79       9.4575
   60      1.9325           80      10.1325
   61      2.1050           81      10.8675
   62      2.2992           82      11.6834
   63      2.5192           83      12.5859
   64      2.7617           84      13.5409

*Attained age is defined in Part 1.

                         Date Prepared: January 1, 1986
                                        ---------------

                TABLE OF CONTENTS

Part                                                 Page

     Schedule Page
         Basic Information
         Description of Sub-accounts
         Table of Death Benefit Adjustment Rates
         Table of Guaranteed Maximum Cost of
            Insurance Rates
     Table of Contents

1    Definitions...................................    1

2    Premiums and Monthly Deductions...............    2

         Premiums..................................    2
         Premium Allocation to Sub-Accounts........    2
         Additional Premiums, Grace
           Period, and Lapse.......................    3
         Policy Value..............................    4
         Monthly Deduction.........................    4

3    The Separate Account and
     Sub-account Values............................    5
         Separate Account..........................    5
         Sub-accounts..............................    5
         Voting Rights.............................    6
         Share of Sub-account Values...............    6
         Unit Value................................    6
         Net Investment Factor.....................    6

4    Lifetime Benefits.............................    7

         Transfers.................................    7
         Available Loan Value......................    7
         Loans.....................................    7
         Loan Interest.............................    8
         Cash and Surrender Value..................    8
         Full Surrender............................    8
         Partial Surrender.........................    9
         Dividends.................................   10
         Policy Maturity...........................   10

5    Death Benefits................................   10

         Death Benefit.............................   10
         Suicide Exclusion.........................   10
         Death Proceeds............................   10
         Interest on Death Benefits................   11

Part                                                 Page

6    General Provisions............................  11

         Effective Date............................  11
         Policy and Application....................  11
         Contestability............................  11
         Misstatement of Age or Sex................  12
         Assignments...............................  12
         Annual Reports............................  12
         Owner.....................................  12
         Rights of Owner...........................  12
         How to Change Owner.......................  13
         Beneficiary...............................  13
         How to Change Beneficiary.................  13
         Exchange of Plan..........................  14
         Transaction Rules.........................  15

7    Payment Options...............................  15
         Who May Elect Payment Options.............  15
         How to Elect a Payment Option.............  16
         What Payment Options are Available........  16
              (1) Payment in one sum...............  16
              (2) Left to earn interest............  16
              (3) Payments for a specified period..  16
              (4) Life annuity with specified
                    period certain.................  16
              (5) Life annuity.....................  17
              (6) Payments of a specified amount...  17
              (7) Joint survivorship annuity with
                    10-year period certain.........  17
         Other Payment Options.....................  18
         Additional Interest.......................  18

8    Table of Payment Option Amounts...............  19
         Adjusted Age..............................  19

                              PART 1.  DEFINITIONS

ATTAINED AGE                  Age of the insured on the birthday nearest the
                              most recent policy anniversary.

CASH VALUE                    The policy value as defined in Part 2 less the
                              balance of any unrepaid acquisition expense.

DEBT                          Unpaid policy loans with accrued interest.

GENDER The terms "he", "his", and "him", are applicable without regard to sex. Where proper, "she", or "her" may be substituted.

IN WRITING (WRITTEN           In a written form satisfactory to us and filed at
REQUEST)                      our IPD.

IPD Our Investment Products Division. The address shown on the cover page of this policy.

MONTHLY CALCULATION DAY       The first Monthly Calculation Day is the same day
                              as the Policy Date. Subsequent Monthly Calculation
                              Days are the same day for each month thereafter or, if such day does not fall within a given month, the last day of that month will be the Monthly Calculation Day. Deductions are made on each Monthly Calculation Day. If the Monthly
                              Calculation Day is not a Valuation Date, the monthly deduction for that policy month will be made on the next Valuation Date.

PAYMENT DATE                  The Valuation Date on which a premium payment or
                              loan repayment is received at our IPD unless it is received after the close of the New York Stock
                              Exchange, in which case it will be the next
                              Valuation Date.

POLICY ANNIVERSARY            The anniversary of the Policy Date.

POLICY DATE                   The policy date as shown on the Schedule Page. It
                              is the date from which policy years and
                              anniversaries are measured.

POLICY MONTH                  The period from one Monthly Calculation Day up to
                              but not including the next Monthly Calculation
                              Day.

POLICY VALUE                  The policy value as defined in Part 2.

POLICY YEAR                   The first policy year is the one-year period from
                              the Policy Date to, but not including, the first policy anniversary. Each succeeding policy year is the one-year period from the policy anniversary up to but not including the next policy anniversary.

PROPORTIONATE                 Amounts are allocated to sub-accounts on a
                              proportionate basis are allocated by increasing
                              (or decreasing) this policy's share in the value of the affected sub-accounts so that such shares maintain the same ratio to each other before and after the allocation.

SUB-ACCOUNTS                  Accounts within Phoenix Mutual's Variable
                              Universal Life Separate Account to which non-loaned assets under this policy are allocated as described in Part 3.

TARGET FACE AMOUNT            The Target Face Amount shown on the Schedule Page,
                              or as later changed as provided in the Partial
                              Surrender provision in Part 4.

UNIT A standard of measurement, as described in Part 2, used to determine the share of this policy in the value of each sub-account.

VALUATION DATE                For any sub-account, every day the New York Stock
                              Exchange is open for business except such days on which transactions are postponed in accordance with the Transaction Rules stated in Part 6.

VALUATION PERIOD              For any sub-account, the period in days from the
                              end of one Valuation Date through the next
                              Valuation Date.

WE (OUR, US)                  Phoenix Mutual Life Insurance Company, Hartford,
                              Connecticut.

YOU (YOUR)                    The owner of this policy.


                              PART 2.  PREMIUMS AND MONTHLY DEDUCTIONS

PREMIUMS The Issue Premium shown on the Schedule Page is due on the Policy Date. The insured must be alive when the Issue Premium is paid.

                              All premiums are payable in advance at our IPD, except that the Issue Premium may be paid to an authorized agent of ours for forwarding to our IPD. No benefit associated with such premium will be provided until it is actually received by us at our IPD. Any payment received by us while debt exists under this policy will be applied as a debt repayment unless identified in writing as a premium payment.

PREMIUM ALLOCATION            The Issue Premium will be applied on the Payment
TO SUB-ACCOUNTS               Date to the various sub-accounts based on the
                              premium allocation schedule elected in the application. You may change the allocation schedule for future premium payments by written request. Unless we agree otherwise, allocations to each sub-account must be expressed in wholes of a percent.

                              The number of units credited to each sub-account will be determined by dividing the premium applied to that sub-account by the unit value of that sub-account on the Payment Date. The number of units credited to each sub-account is carried to 4 decimal places.

ADDITIONAL PREMIUMS,          If the variable death benefit at the beginning of
GRACE PERIOD, AND LAPSE       any policy year after the first is less than the
                              highest death benefit provided at any time during the prior policy year, you may elect to increase the variable death benefit by paying us an additional premium up to such maximum amount as we may permit. Any such additional premium payments must be paid while the insured is alive and received by us at our IPD within 61 days of the beginning of the policy year for which the payment is made. The maximum amount permitted by us, when added to the reduction in the cash value due to any partial surrenders made during the prior policy year, will at least equal the premium needed to increase the variable death benefit at the beginning of the current policy year to the highest variable death benefit provided at any time during the prior policy year, or to the current Target Face Amount if lower. Evidence of insurability will not be required.

                              If on any Monthly Calculation Day this policy's surrender value is less than the required monthly deduction, a grace period will be allowed for the payment of the additional amount needed to increase such value to an amount equal to three times the required monthly deduction. The policy will continue in force during such grace period for the same death benefit provided in the policy month just prior to such grace period. We will mail a written notice to you and any assigns at the post office addresses last known to us stating the additional amount required. The grace period ends 61 days after the day we mail the written notice. If such additional amount is not paid to us by the end of the grace period the policy will terminate and lapse without value as of the first monthly Calculation Day on which the policy's surrender value was less than the required monthly deduction.

                              While the death proceeds will be increased on the Payment Date of an additional premium, as described in Part 5, the death benefit will not be increased until the first Monthly Calculation Day to occur on or next following the Payment Date. Additional premium amounts received by us at our IPD will be reduced by any applicable state premium tax based on your last known address on record with us at our IPD. Payments received by us during a grace period will also be reduced by the amount needed to cover any monthly deductions made during the grace period. The remainder will be applied on the Payment Date to the various sub-accounts based on the current premium allocation schedule.

                              The number of units credited to each sub-account will be determined by dividing the net additional premium applied to that sub-account by the unit value of that sub-account on the Payment Date. The number of units credited to each sub-account is carried to 4 decimal places.

POLICY VALUE                  The policy value on the Policy Date is the Issue
                              Premium received by us on or before the Policy
                              Date less the monthly deduction for the first policy month.

                              The policy value on any other day is the sum of the shares of this policy in the value of each sub-account plus the value of the loan account. See Part 3 for explanation as to how this policy's share in the value of each sub-account is determined.

MONTHLY DEDUCTION             A deduction is made each month from the policy
                              value (excluding the value of the loan account) to pay:

                              (A)   during the first 10 policy years, the
                                    monthly pro-rata share of the balance of any unrepaid acquisition expense prorated over the number of policy months remaining to the end of the 10th policy year;

                              (B) the cost of insurance provided under this policy; and

                              (C)   the cost of any rider benefits provided.

                              Deductions are made on each Monthly Calculation Day. If the Monthly Calculation Day is not a valuation date, the monthly deduction for that policy month will be made on the next valuation date.

                              You may request in the application that monthly deductions not be taken from certain specified sub-accounts. Such a request may later be changed by notifying us in writing but only with respect to future monthly deductions. Monthly deductions will be taken from this policy's share of the remaining sub-accounts on a proportionate basis. In the event this policy's share in the value of such sub-accounts is not sufficient to permit the withdrawal of the full monthly deduction, the remainder will be taken on a proportionate basis from this policy's share of each of the other sub-accounts.

                              The number of units deducted from each sub-account will be determined by dividing the portion of the monthly deduction allocated to each such sub-account by the unit value of that sub-account on the Monthly Calculation Day.

                              Each monthly deduction will pay the cost of insurance from the Monthly Calculation Day on which the deduction is made up to but not including the next Monthly Calculation Day. The cost of insurance is equal to the cost of insurance rate for the current policy month divided by 1000 and then multiplied by the result of:

                              (a) the death benefit on the Monthly Calculation Day; minus

                              (b)   the cash value on the Monthly Calculation
                                    Day.

                              The cost of insurance rate for the current policy month is based on the insured's attained age and risk classification. The rate used in computing the cost of insurance is obtained from the Table of Guaranteed Maximum Cost of Insurance Rates for the risk classification(s) shown, or such lower rate as we may declare. Any change we make in the declared cost of insurance rates will be uniform by class and based on our future mortality, expense and lapse expectations. The declared cost of insurance rates for an insured will not be affected by a change in the insured's health or occupation.

                              PART 3: THE SEPARATE ACCOUNT AND SUB-ACCOUNT
                              VALUES

SEPARATE ACCOUNT              Assets under this policy, except for loans, will
                              be allocated to the Phoenix Mutual Variable
                              Universal Life Separate Account (Vul Account) to support the operation of that account. Amounts borrowed by you under this policy are accounted for as a loan account within our General Account.
                              The loan account is not included in the term
                              "sub-account" as used in this policy.

                              The VUL Account has been established by us as a separate account pursuant to Connecticut law and is registered as a unit investment trust under the Investment Company Act of 1940 (1940 Act). Income and realized and unrealized gains and losses from assets in the VUL Account are credited to or charged against it, without regard to our other income, gains or losses. We own the VUL Account assets and they are kept separate from the assets of our General Account. VUL Account assets will be valued on each valuation date. The portion of the VUL Account equal to reserves and liabilities of the for policies supported by the VUL Account will not be charged with any liabilities arising out of our other business. We reserve the right to use assets of the VUL Account in excess of these reserves and liabilities for any purpose.

SUB-ACCOUNTS                  The VUL Account has several sub-accounts as shown
                              on the Schedule Page. We have the right to add additional sub-accounts subject to approval by the Securities and Exchange Commission and, where required, other regulatory authority. We use the assets of the VUL Account to buy shares of the Big
                              Edge Series Fund (the "Fund") according to your allocation instructions. The Fund is registered under the 1940 Act as an open end, diversified management investment company. The Fund has separate Portfolios that correspond to the sub-accounts of the VUL Account. Assets of each sub-account are invested in shares of the corresponding Fund Portfolio.

                              A Portfolio of the Fund might make a material change in its investment policy. If that occurs, you will receive notice of the change. In addition, no change will be made in the investment policy of any of the sub-accounts without approval of the appropriate insurance supervisory official of our domiciliary state of Connecticut. Where required, the approval process is on file with the insurance supervisory official of the state where the policy is delivered.

VOTING RIGHTS                 If, in our judgment, a Portfolio of the Fund
                              becomes unsuitable for investment by a sub-account for any reason, we may substitute shares of another Portfolio of the Fund or shares of another mutual fund. Any such change will be subject to approval by the Securities and Exchange Commission and, where required, other regulatory authority.

                              Although we are the legal owner of the Fund shares, we will vote the shares at regular and special meetings of the shareholders of the Fund in accordance with instructions received from you and the other owners of the policies. Any shares held by us will be voted in the same proportion as voted by you and the other owners of the policies. However, we reserve the right to vote the shares of the Fund without direction from you if there is a change in the law which would permit this to be done.

SHARE OF                      The share of this policy in the value of each
SUB-ACCOUNT VALUES            sub-account on a valuation date is the unit value
                              of that sub-account on that day multiplied by the number of units under this policy in that sub-account after all transactions for the valuation period ending on that day have been processed.

                              For any day which does not fall on a valuation date, the share of this policy in the value of each sub-account is determined using the number of units on that day after all transactions for that day have been processed and the unit values on the next valuation date.

UNIT VALUE                    The unit value of each sub-account was set by us
                              at 1.000000 on the first valuation date under each sub-account. The unit value of a sub-account on any other valuation date is determined by multiplying the unit value of the sub-account on the just prior valuation date by the Net
                              Investment Factor for that sub-account for the then current valuation period. The unit value of each sub-account on a day other than a valuation date is the unit value on the next valuation date.
                              Unit values are carried to 6 decimal places.

                              The unit value of each sub-account on a valuation date is determined at the end of that day.

NET INVESTMENT FACTOR         The Net Investment Factor for each sub-account is
                              determined by the investment performance of the assets held by the sub-account during the valuation period. Each valuation will follow applicable law and accepted procedures. The Net
                              Investment Factor is equal to item (D) below subtracted from the result of dividing the sum of items (A) and (B) by item (C).

                              (A) The value of the assets in the sub-account on the current valuation date, including accrued net investment income and realized and unrealized capital gains and losses, but excluding the net value of any transactions during the current valuation period.

                              (B)   The amount of any dividend (or, if
                                    applicable, any capital gain distribution) received by the sub-account if the "ex-dividend" date for shares of the Big Series Fund occurs during the current valuation period.

                              (C) The value of the assets in the sub-account as of the just prior valuation date, including accrued net investment income and realized and unrealized capital gains and losses, and including the net value of all transactions during the valuation period ending on that date.

                              (D) The sum of the following daily charges as shown on the Schedule Page, multiplied by the number of days in the current valuation period:

                                    1.  the mortality and expense risk charge;
                                        and

                                    2.  the charge, if any, for taxes and
                                        reserves for taxes on investment income, and realized and unrealized capital gains.


                              PART 4: LIFETIME BENEFITS

TRANSFERS                     You may transfer all or a portion of this policy
                              in the value of each sub-account among one or more of the other sub-accounts. We reserve the right to require that such transfers be made by written request. We further reserve the right not to allow transfers of an amount less than $500 and to limit the number of transfers made during a policy year.
                              You will be permitted at least 6 transfers per policy year. The number of units deducted from the sub-account from which the funds are transferred will be determined by dividing the amount transferred from the sub-account by the unit value of that sub-sccount on the date of transfer. The number of units credited to the sub-account to which the funds are transferred will be determined by dividing the amount transferred to that sub-account by the unit value of that sub-account on the date of transfer.

AVAILABLE LOAN VALUE          The loan value of the policy on any day during the
                              first 3 policy years is 75% of the cash value. The loan value on any day after the first 3 policy years is 90% of the cash value. The "available loan value" is the loan value on the current day less any outstanding debt.

LOANS While the policy is in force a policy loan may be obtained up to the available loan value. To obtain a loan the policy must be properly assigned to us as security. We need no other collateral. We reserve the right not to allow policy loans of less than $500 unless the loan is to pay premiums on another policy issued by us.

                              The amount of the loan will be added to the loan account and subtracted from this policy's share of the sub-accounts based on the allocation you request at the time of the loan. The total reduction will equal the amount added to the loan account. Unless we agree otherwise, allocations to each sub-account must be expressed in wholes of a percent. If no allocation request is made, the amount subtracted from the share of each sub-account will be determined in the same manner as provided for monthly deductions.

                              The loan account will increase at an effective annual rate equal to the loan account accumulation rate shown on the Schedule Page and will be compounded daily.

LOAN INTEREST                 Loans will bear interest at an effective annual
                              rate equal to the loan interest rate shown on the Schedule Page and will be compounded daily. Loan interest will be due on each policy anniversary.
                              Interest will accrue on a daily basis from the date of the loan and is included as part of the debt. On any policy anniversary that the debt exceeds the value of the loan account, the outstanding accrued interest on that date will be charged as a loan against the policy, except that the available loan value for this purpose will equal the surrender value and the loan account will be increased only by the amount needed for it to equal the debt. The sub-accounts will be reduced by the same amount by which the loan account is increased. The reduction will be allocated in the same manner as provided for monthly deductions.

                              Debt may be repaid at any time during the lifetime of the insured while this policy is in force. A debt repayment will reduce the amount of debt on its Payment Date by the amount of the repayment. If the value of the loan account on the Payment Date is greater than the reduced remaining debt, then the value of the loan account will be reduced to equal the remaining debt. On the same date we will increase the share of this policy in the value of each sub-account based on the allocation you request upon repayment. The total increase will equal the amount of the reduction in the loan account. If no allocation request is made, we will use the current premium allocation schedule.

CASH AND SURRENDER            The cash value is the policy value as defined in
VALUE                         Part 2 less the balance of any unrepaid
                              acquisition expense. The surrender value is the cash value on the date of surrender less any debt.

FULL SURRENDER                You may fully surrender the policy for its
                              surrender value by returning the policy to us at our IPD along with a written release and surrender of all claims under the policy signed by you and any assigns. You may do this at any time during the lifetime of the insured while the policy is in force. The written surrender must be in a form satisfactory to us and must include such tax withholding information as we may reasonably require. The surrender will be effective on the "date of surrender" which is the later of the dates on which we receive the returned policy and the written surrender. Upon full surrender all insurance and any rider benefits provided under the policy will terminate.

                              You may direct that we apply the surrender proceeds under any of the Payment Options described in Part 7.

PARTIAL SURRENDER             You may obtain a partial surrender of the policy
                              by requesting that a part of the policy's surrender value be paid to you. You may do this at any time during the lifetime of the insured while this policy is in force with a written request signed by you and any assigns. We reserve the right to require that the policy first be returned to us before payment is made. A partial surrender will be effective on the date we receive the written request or, if required, the date we receive this policy if later.

                              You may direct that we apply the surrender proceeds under any of the Payment Options described in Part 7.

                              We reserve the right not to allow a partial surrender for an amount less than $500 and to limit the number of partial surrenders in any 12-month period. A partial surrender will not be allowed if the resulting variable death benefit would be less than our then current published minimums for partial surrenders, or if the resultant surrender value would be less than or equal to zero.

                              Upon a partial surrender, the policy value will be reduced by the sum of the following:

                              (A) The partial surrender amount paid. This amount comes from a reduction in the share of this policy in the value of each sub-account based on the allocation you request at the time of the partial surrender. If no allocation request is made, the assessment to each sub-account will be made in the same manner as provided for monthly deductions.

                              (B) The partial surrender fee. The fee is the lesser of $25 and 2% of the partial surrender amount paid. The assessment to each sub-account will be made in the same manner as provided for the partial surrender amount paid.

                              (C) A fraction of the balance of any unrepaid acquisition expense allowance. The fraction is equal to the result of dividing the partial surrender amount plus the partial surrender fee paid by the cash value (determined without regard to the partial surrender). This amount is assessed against the sub-accounts in the same manner as provided for the partial surrender amount paid.

                              On the effective date of the partial surrender, the remaining acquisition expense allowance, if any, will be adjusted to reflect the fraction repaid as described in (C) above. On the Monthly Calculation Day on or next following the effective date of the partial surrender, the Target Face Amount will be reduced by the same fraction described in (C) above. We will send you a Revised Schedule Page showing the reduced Target Face Amount and the balance of any unrepaid acquisition expense.

                              The death proceeds payable for deaths occurring during a policy month in which a partial surrender is made will be affected as described in Part 5.

DIVIDENDS                     While we do not expect any dividends to be
                              apportioned to this policy, the share to be apportioned, if any, will be determined annually by us and credited as a dividend payable in cash.

POLICY MATURITY               Unless the policy has already terminated, it will
                              mature on its Policy Maturity Date. Upon written request we will pay you the surrender value on that date in one sum, or you may direct that we apply the surrender value under any of the various payment options described in Part 7 subject to the conditions stated in that part.


                              PART 5: DEATH BENEFITS

DEATH BENEFIT                 During the first policy month, the death benefit
                              is equal to the Target Face Amount.

                              After the first policy month, the death benefit will be a variable death benefit. It will vary with the cash value, and may be greater or less than the Target Face Amount. To determine the variable death benefit we use the Death Benefit Adjustment Rates shown on the Schedule Page. The variable death benefit during each policy month after the first is equal to the cash value on the Monthly Calculation Day during that policy month, determined without regard to the monthly deduction for that policy month, multiplied by the Death Benefit Adjustment Rate for that policy month.

SUICIDE EXCLUSION             If within two years of the Policy Date of this
                              policy the insured dies by suicide, while sane or insane, the death benefit will be limited to an amount calculated in the same manner as provided in the Contestability provision in Part 6.

DEATH PROCEEDS                Upon receipt of due proof at our IPD that the
                              insured died while the policy was in force, we will pay the death proceeds of this policy. The death proceeds equal the death benefit on the date of death, with the following adjustments.

                              (A)   We will deduct any outstanding debt.

                              (B) We will deduct any monthly deductions to and including the policy month of death not already made.

                              (C)   We will deduct an amount equal to the
                                    reduction in the cash value attributable to any partial surrenders made during the policy month of death.

                              (D) We will add any increase, or deduct any decrease, in the cash value between the date of death and the date we receive due proof of death.

                              (E) We will add any monthly deductions made after the policy month of death.

                              (F) Except for the Issue Premium, we will add any premium amount received by us at our IPD after the Monthly Calculation Day just prior to the date of death unless the date of death falls on a Monthly Calculation Day.

INTEREST ON DEATH             We will pay interest on any death proceeds from
PROCEEDS                      the date of our receipt of due proof of death to
                              the date of payment. The amount of interest will be the same as would be paid were the death proceeds left for that period of time to earn interest under Payment Option 2.


                              PART 6: GENERAL PROVISIONS

EFFECTIVE DATE                This policy will begin in force on the Policy
                              Date, provided the Issue Premium shown on the Schedule Page is paid while the insured is alive.

POLICY AND APPLICATION        This policy, including its Schedule Page and any
                              Revised Schedule Pages resulting from a partial surrender, and the written application are the entire contract between you and us. A copy of the written application is attached to and made a part of this policy when issued. Any change in the provisions of the contract, to be in effect, must be signed by one of our executive officers and countersigned by our registrar or one of our executive officers. This policy is issued at our Home Office in Hartford, Connecticut. Any benefits payable under this policy are payable at our Home
                              Office.

CONTESTABILITY                We rely on all statements made by or for the
                              insured in the written application. These statements are considered to be representations and not warranties. We can contest the validity of this policy and any coverage under it for any material misrepresentation of fact. To do so, however, the misrepresentation must be contained in an application and a copy of the application must be attached to this policy when issued.

                              We cannot contest the this policy after it has been in force during the insured's lifetime for two years form its Policy Date.

                              If we contest the policy, the death benefit associated with such coverage will be limited to the policy value adjusted by the following amounts:

                              (A)   We add any monthly deductions, partial
                                    surrender fees, and other charges made under this policy.

                              (B)   We subtract any debt owed us.

MISSTATEMENT OF               If the age or sex of the insured has been
AGE OR SEX                    misstated, this policy will be adjusted to reflect
                              the correct age and sex as follows:

                              (A) For adjustments made prior to the insured's death, no change will be made to the then current policy rates, but subsequent cost of insurance rates and death benefit adjustment factors will be adjusted to such rates that would apply had this policy been issued based on the correct age and sex.

                              (B) For adjustments made at the time of the insured's death, the death benefit payable will be adjusted to reflect the amount of coverage that would have been supported by the most recent monthly deduction based on the then current cost of insurance rates for the correct age and sex.

ASSIGNMENTS                   Except as otherwise provided in this policy, any
                              or all of the rights in this policy may be assigned. We will not be considered to have notice of any assignment until we receive the original or copy of the assignment at our IPD. We are not responsible for the validity of any assignment.

ANNUAL REPORTS                We will annually send you a report showing:

                              (A)   the then current policy value, cash
                                    surrender value, and death benefit;

                              (B)   the premiums paid, and deductions and
                                    partial surrenders made since the last
                                    report;

                              (C)   any outstanding loans and loan interest;

                              (D) an accounting of the change in policy value since the last report; and

                              (E) such additional information as required by applicable law or regulation.

OWNER The owner is the person named as owner in the application, unless later changed as provided in this policy. If you are the owner, but you are not the insured and you die before the insured, ownership rights in this policy will pass to the successive owner, if one has been named, except that if joint owners are designated, ownership will first remain with the surviving joint owners until death of the survivor unless otherwise provided. The insured will be the owner, while no other person is designated as owner. If more than one person is named as owner, they must act jointly unless you and we agree otherwise.

RIGHTS OF OWNER               You control this policy during the insured's
                              lifetime, but not until this policy begins in force. Unless you and we agree otherwise, you may exercise all rights provided under this policy without the consent of anyone else. Your rights include the following:

                              (A)   Receive any amounts payable under this
                                    policy during the insured's lifetime.

                              (B)   Change the owner or the interest of any
                                    owner.

                              (C) Change the sub-account allocation schedule for premium payments and monthly deductions. See Part 2.

                              (D)   Transfer amounts between and among
                                    sub-accounts. See Part 4.

                              (E)   Obtain policy loans. See Part 4.

                              (F)   Obtain a partial surrender. See Part 4.

                              (G) Surrender this policy for its full surrender value. See Part 4.

                              (H)   Select a payment option for payment of
                                    surrender values. See Part 7.

                              (I) Change the beneficiary of the death benefit. See Part 6.

                              (J) Assign, release, or surrender any interest in this policy. See Part 6.

                              You may exercise these rights only while the insured is alive. Exercise of any of these rights will to the extent thereof assign, release, or surrender the interest of the insured and all beneficiaries and successive owners under this policy.

HOW TO CHANGE OWNER           You may change the owner by written request,
                              satisfactory to us, and filed at our IPD.

BENEFICIARY                   Unless another payment option is elected as
                              described in Part 7, any death proceeds that become payable will be paid in equal shares to such beneficiaries living at the death of the insured as stated in the application or as later changed. Payments will be made successively in the following order:

                              (A)   Primary beneficiaries.

                              (B) Contingent beneficiaries, if any, provided no primary beneficiary is living at the death of the insured.

                              (C)   You or your executor or administrator,
                                    provided no primary or contingent
                                    beneficiary is living at the death of the insured or if no beneficiary has been designated.

                              Unless otherwise stated the relationship of a beneficiary is the relationship to the insured.

HOW TO CHANGE                 You may change the beneficiary by written notice
BENEFICIARY                   signed by you and filed with us at our IPD. When
                              we receive it, the change will relate back and take effect as of the date it was signed by you.
                              However the change will be subject to any payments made or actions taken by us before we receive the notice at our IPD.

EXCHANGE OF PLAN              Any time during the first two policy years you may
                              exchange this policy without evidence of insurability for a life insurance policy on the life of the insured on such plan as is offered by us for exchanges from this policy. The new policy will not have death benefits that vary with the investment experience of sub-accounts in a separate account. It will have the same policy date, issue age and risk classification as this policy.

                              You may elect that the new policy either have the same death benefit initially or the same net amount at risk initially as this policy has on the last day it is in force.

                              To effect this exchange, you must return this policy to us at our IPD along with a completed application for exchange. It must be signed by you. We must also receive:

                              a.    The release of any lien against or
                                    assignment of this policy. You may instead submit written approval by the lienholder or assigns of this policy;

                              b.    The surrender and release of this policy.

                              c. Payment of any exchange adjustments due us as described below.

                              The Date of Exchange will be the first day to occur, on or after receipt at our IPD of all the items required for the exchange, that is the same day of the month as this policy's anniversary.

                              If the surrender value of the new policy on the Date of Exchange is greater than the surrender value of this policy on that date, then the exchange will be subject to your payment to us of an exchange adjustment equal to the difference. Otherwise, we will pay you an exchange adjustment equal to the excess on the Date of Exchange of the surrender value of this policy over the surrender value of the new policy.

                              The new policy will take effect on the Date of Exchange. When the new policy takes effect, this policy terminates and is no longer in force.

                              To the extent the loan value of the new policy is sufficient security, the new policy will be subject to any loans against the exchange policy. The loan rate under the new policy will be the rate used by us in the jurisdiction in which the new policy is issued on the Date of Exchange.

                              Unless otherwise provided in the exchange application, the owner and the beneficiary under the new policy will be the same as under this policy. Any subsequent changes will be governed by the printed provisions of the new policy. The application and evidences of insurability submitted for issuance of this policy shall be included as part of the exchange application for the new policy.

4807a                                - 14 -

                              Any rider benefits included in this policy will be included in the new policy according to our rules applicable to the new policy on its policy date. The new policy will conform to all of the requirements of the jurisdiction in which it is issued regardless of any terms of this provision providing to the contrary.

TRANSACTION RULES             Requests for transactions involving sub-accounts
                              will usually be processed within 7 days after we receive the written request at our IPD. However, we may at our discretion postpone the processing of transactions for any of the following exceptions to this rule as allowed under the Investment Company Act of 1940:.

                              (A) activities are closed or restricted on the New York Stock Exchange;

                              (B) an emergency exists during which it is not reasonably practicable for us to value or dispose of securities held in a sub-account; or

                              (C)   the Securities and Exchange Commission
                                    permits suspension of activities to protect the holder of securities held in a sub-account.

                              All transactions that would otherwise have been processed during such a period will be processed on the first valuation date after the period ends.

                              PART 7: PAYMENT OPTIONS

WHO MAY ELECT                 The proceeds of this policy will be paid in one
PAYMENT OPTIONS               sum unless otherwise provided. As an alternative
                              to payment in one sum as provided under Option 1, the death or surrender proceeds may be applied under one or more of the alternative income payment options as described in this part.

                              However, our consent is required for the election of an income payment option by a fiduciary or any entity other than a natural person. Our consent is also required for election by any assigns or an owner other than the insured if the owner has been changed.

                              Except for Option 7 which is not available for death proceeds, you may elect any payment option for payment of the death or surrender proceeds. You may also designate or change one or more beneficiaries who will be the payee or payees under that option. You may only do this during the lifetime of the insured. If no election is in effect when the death proceeds become payable, the beneficiary may elect any payment option other than Option 7. Unless we agree otherwise, all payments under any option chosen will be made to the designated payee or to his or her executor or administrator. We may require proof of age of any payee or payee on whose life payments depend as well as proof of the continued survival of any such payee(s).

4807a                                - 15 -

HOW TO ELECT A                The election of an income payment option must be
PAYMENT OPTION                in a written form satisfactory to us. You can
                              elect that the payments be made on an annual, semi-annual, quarterly or monthly basis provided that each installment will at least equal $25. We also require that at least $1,000 be applied under any income option chosen.

WHAT PAYMENT OPTIONS          This section provides a brief description of the
ARE AVAILABLE                 various payment options that are available. In
                              Part 8 you will find tables illustrating the guaranteed installment amount provided by several of the options described in this section. The amounts shown for Option 4, Option 5 and Option 7 are the minimum monthly payments for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the tables.

                              Option 1 - Payment in one sum

                              Option 2 - Left to earn interest

                                         We pay interest during the payee's
                                         lifetime on the amount left with us
                                         under this option as a principal sum.

                                         We guarantee that at least one of the
                                         versions of this option will provide
                                         interest at a rate of at least 3% per
                                         year.

                              Option 3 - Payments for a specific period

                                         Equal income installments are paid for
                                         a specified period of years whether the
                                         payee lives or dies. The first payment
                                         will be on the date of settlement.

                                         The Option 3 Table shows the guaranteed
                                         amount of each installment for monthly
                                         and annual payment frequencies. The
                                         table assumes an interest rate of 3%
                                         per year on the unpaid balance. The
                                         actual interest rate is guaranteed not
                                         to be less than this minimum rate.

                              Option 4 - Life annuity with specified period certain

                                         Equal installments are paid until the
                                         later of:

                                         (A) The death of the payee.

                                         (B) The end of the period certain.

                                         The first payment will be on the date
                                         of settlement. The period certain must
                                         be chosen at the time this option is
                                         elected. The periods certain that may
                                         be chosen are as follows:

4807a                                - 16 -

                                         (A) Ten years.

                                         (B) Twenty years.

                                         (C) Until the installments paid refund
                                             the amount applied under this
                                             option. If the payee is not living
                                             when the final payment falls due,
                                             that payment will be limited to the
                                             amount which needs to be added to
                                             the payments already made to equal
                                             the amount applied under this
                                             option.

                                         If, for the age of the payee, a period
                                         certain is chosen that is shorter than
                                         another period certain paying the same
                                         installment amount, we will deem the
                                         longer period certain as having been
                                         elected.

                              Option 5 - Life Annuity

                                         Equal installments are paid only during
                                         the lifetime of the payee. The first
                                         payment will be on the date of
                                         settlement.

                              Option 6 - Payments of specified amount

                                         Equal installments of a specified
                                         amount, out of the principal sum and
                                         interest on that sum, are paid until
                                         the principal sum remaining is less
                                         than the amount of the installment.
                                         When that happens, the principal sum
                                         remaining with accrued interest will be
                                         paid as a final payment. The first
                                         payment will be on the date of
                                         settlement. The payments will include
                                         interest on the principal sum remaining
                                         at a rate guaranteed to at least equal
                                         3% per year. This interest will be
                                         credited at the end of each year. If
                                         the amount of interest credited at the
                                         end of a year exceeds the income
                                         payments made in the last 12 months,
                                         that excess will be paid in one sum on
                                         the date credited.

                              Option 7 - Joint survivorship annuity with 10-year period certain

                                         The first payment will be on the date
                                         of settlement. Equal income
                                         installments are paid until the latest
                                         of:

                                         (A) The end of the 10-year period
                                             certain.

                                         (B) The death of the insured.

                                         (C) The death of the other named
                                             annuitant.

                                         The other annuitant must be named at
                                         the time this option is elected and
                                         cannot later be changed. That annuitant
                                         must have an adjusted age as defined in
                                         Part 8 of at least 40.

4807a                                - 17 -

OTHER PAYMENT OPTIONS         We may offer other payment options or alternative
                              versions of the options listed in the above section.

ADDITIONAL INTEREST           In addition to:

                              (A) the interest of 3% per year guaranteed on the principal sum remaining with us under Options 2 or 6; and

                              (B) the interest of 3% per year included in the installments payable under Option 3;

                              we will pay or credit at the end of each year such additional interest as we may declare.

                              PART 8: TABLE OF PAYMENT OPTION AMOUNTS

                              The installment amounts shown in the tables that follow are shown for each $1,000 applied. Amounts for payment frequencies, periods or ages not shown will be furnished upon request. Under Options 4 and 5, the installment amount for younger ages than shown will be the same as for the first shown and for older ages than shown it will be the same amount as for the last age shown.

ADJUSTED AGE                  The term "age" as used in the tables refers to the
                              adjusted age. Under Options 4 and 5, the adjusted age is defined as follows:

                              (A) For surrender values, the age of the payee on the payee's nearest birthday to the policy anniversary nearest the date of surrender.

                              (B) For death proceeds, the age of the payee on the payee's birthday nearest the effective date of the payment option elected.

                              Under Option 7, the adjusted age is the age on the nearest birthday to the policy anniversary nearest the date of surrender. The table for Option 7 only shows the amounts for annuitants of the opposite sex. Rates for annuitants of the same sex will be furnished upon request.

4807a                                - 18 -

                   Option 3 - Payments for a Specified period

-------------------------------------------------------------------------------------------------------------------------------
Number of Years            5         6         7         8         9         10        11       12       13       14       15
-------------------------------------------------------------------------------------------------------------------------------
Annual Installment      $211.99    179.22    155.83    138.31    124.69    113.82    104.93    97.54    91.29    85.95    81.33
-------------------------------------------------------------------------------------------------------------------------------
Monthly Installment      $17.91     15.14     13.16     11.68     10.53      9.61      8.86     8.24     7.71     7.26     6.87
-------------------------------------------------------------------------------------------------------------------------------


             Option 3 - Payments for a Specified period (continued)

------------------------------------------------------------------------------------------
Number of Years          16         17        18        19        20        25        30
------------------------------------------------------------------------------------------
Annual Installment      77.29      73.74     70.59     67.78     65.26     55.76     49.53
------------------------------------------------------------------------------------------
Monthly Installment      6.53      6.23       5.96      5.73      5.51      4.71      4.18
------------------------------------------------------------------------------------------


              Option 4 - Life annuity with specified period certain

--------------------------------------------------------------------------------------
                  Installment Refund        10 Years Certain          20 Years Certain
 Age of Payee     --------------------------------------------------------------------
                   Male     Female           Male     Female           Male     Female
--------------------------------------------------------------------------------------
      10          $3.08     $3.03           $3.08     $3.04           $3.00     $2.94
      15           3.14      3.09            3.15      3.10            3.07      3.00
      20           3.22      3.16            3.24      3.17            3.15      3.07
      25           3.33      3.24            3.34      3.25            3.25      3.15
      30           3.45      3.35            3.47      3.36            3.38      3.25
      35           3.61      3.48            3.64      3.50            3.55      3.38
      40           3.80      3.64            3.86      3.67            3.74      3.54
      45           4.05      3.85            4.14      3.90            3.99      3.74
      50           4.36      4.12            4.50     $4.19            4.28     $3.99
      55           4.76      4.47            4.95      4.57            4.61      4.31
      60           5.28      4.93            5.54      5.09            4.97      4.67
      65           5.97      5.54            6.30      5.79            5.29      5.06
      70           6.91      6.39            7.24      6.70            5.43      5.31
      75           8.21      7.57            8.26      7.79            5.44      5.40
      80          10.04      9.26            9.12      8.83            5.46      5.46
      85          12.61     11.68            9.60      9.50            5.46      5.46
--------------------------------------------------------------------------------------


                            *Option 5 - Life annuity


  Age of Payee          Male             Female
-------------------------------------------------
      10                 3.17             3.12
      15                 3.24             3.18
      20                 3.32             3.25
      25                 3.42             3.34
      30                 3.56             3.44
      35                 3.73             3.58
      40                 3.95             3.75
      45                 4.24             3.98
      50                 4.62             4.28
      55                 5.12             4.68
      60                 5.79             5.24
      65                 6.75             6.04
      70                 8.15             7.22
      75                10.26             9.03
      80                13.54            11.88
      85                18.72            16.54
-------------------------------------------------

       *Option 7 - Joint survivorship annuity with 10-year period certain


    Age of                                        Age of
     Other             Age of Insured              Other              Age of Insured
   Annuitant      ------------------------       Annuitant      -------------------------
                            Male                                          Female
       F           55        60        65            M            55        60        65
-------------------------------------------------------------------------------------
      40          3.62      3.64      3.65          40           3.72      3.77      3.80
      45          3.80      3.83      3.86          45           3.89      3.97      4.03
      50          4.00      4.07      4.12          50           4.06      4.19      4.31
      55          4.22      4.34      4.44          55           4.22      4.43      4.61
      60          4.43      4.64      4.82          60          $4.34     $4.64     $4.93
      65          4.61      4.93      5.23          65           4.44      4.82      5.23
      70          4.75      5.18      5.63          70           4.50      4.95      5.48
      75          4.86      5.36      5.96          75           4.54      5.03      5.65
-------------------------------------------------------------------------------------

                * Minimum Monthly Income For Each $1,000 Applied.

4897a                                - 20 -

                              Temporary Money Market Allocation Amendment

                              This amendment is issued as part of the policy to which it is attached if it is listed on the Schedule Page of the policy or in an endorsement after that page. You should therefore review the policy's Schedule Page for applicability.

REFUND RIGHT AND              The refund right stated in the Right to Cancel
TEMPORARY MONEY MARKET        provision on the cover page of the policy is
SUB-ACCOUNT ALLOCATION        amended to provide for a full amended to provide
                              for a full refund of any premium paid less any unpaid loans and loan interest and less any partial surrender amounts paid, if the returned policy is received by us at our Investment
                              Products Division prior to termination of the Right to Cancel period.

PREMIUM ALLOCATION            The provision in Part 2, entitled "Premium
                              Allocation to Sub-accounts", is amended to provide that the issue premium will temporarily be applied on its Payment Date entirely to the Money Market sub-account until termination of the Right to Cancel period stated on the cover page of the policy. Upon termination of such period without prior receipt at our Investment Products Division of the returned policy for a refund, the then value of this policy's share in the Money Market sub-account will automatically be reallocated based on the premium allocation schedule elected in the application or as later changed by you. The resultant share of this policy in the value of each of the respective sub-accounts on the date of transfer shall be in the same percentages of the then total policy value as the premium allocation percentages elected in the application or as later changed by you.

MONTHLY DEDUCTION             The provision in Part 2, entitled "Monthly
                              Deduction", is amended to provide that until termination of the Right to Cancel period stated on the cover page of the policy, the monthly deduction will be taken entirely from the Money
                              Market sub-account.

TRANSFERS                     The provision in Part 4, entitled "Transfers", is
                              amended to provide that no transfers may be made until termination of the Right to Cancel period stated on the cover page.

LOAN INTEREST                 The provision in Part 4, entitled "Loan Interest"
                              is amended to provide that, until termination of the Right to Cancel period, any debt repayments will temporarily be applied to the Money Market sub-account and reallocated in the same manner as provided above for the issue premium.


                                           Phoenix Mutual Life Insurance Company


                     Secretary             President

                                    Registrar

VR101